Exhibit 99.1

News	For Release: 10:45 a.m. EST November 3, 2010	General Motors	GM Communications Detroit, Mich., USA media.gm.com

Chevrolet, Buick, GMC and Cadillac October Total and Retail

Sales Increase 13 Percent

•	GM crossover sales rise 36 percent during month, are up 64 percent year-to-date

•	GM full-size pickup sales increase 9 percent; are up 16 percent year-to-date

•	Each of GM’s four brands increased total and retail sales for the month

DETROIT – Driven by strong demand for their popular crossovers, and full-size pickup trucks, October combined sales for Chevrolet, Buick, GMC and Cadillac increased 13 percent compared to October 2009 to 183,392 units.

Combined retail sales for the brands increased 13 percent compared to a year earlier and were 8 percent higher compared to September.

“Our October results show that our focused plan is working, as our four brands continue to grow,” said Don Johnson, vice president, U.S. sales operations. “Our sales are up more than double the industry’s increase through October, and we’ve gained almost two points of market share.” Year-to-date sales for GM’s four brands have increased 22 percent through October, while the industry has increased approximately 10 and a half percent.

During the month, sales of GM’s newest and most popular crossovers – Chevrolet Equinox, GMC Terrain and Cadillac SRX – increased 58 percent compared to last year’s month. GM’s mid-sized crossovers – Buick Enclave, GMC Acadia and Chevrolet Traverse – had sales that were 16 percent higher versus last year. Combined, GM’s crossovers improved 36 percent during the month, and are up 64 percent year-to-date.

Total sales of the Chevrolet Avalanche, Chevrolet Silverado and GMC Sierra full-size pickups increased 9 percent for the month. The recently launched Chevrolet Silverado and GMC Sierra heavy duty pickup trucks increased 27 percent compared to September. Deliveries of the Buick LaCrosse and Cadillac CTS also continued to rise, up 37 percent and 45 percent, respectively.

According to Johnson, the company is making the transition to new model year (2011) vehicles more rapidly than the industry, and expects to gain retail market share in October, compared to September. “Of our October sales, 76 percent were new (2011) model year vehicles,” Johnson said. “This puts us in good position to continue growing, while moderating our use of incentives.”

Dealer stock at the end of the month included 85 percent new model vehicles, compared to just 49 percent last year.

Month-end dealer inventory in the U.S. stood at about 515,000 units, which is about 37,000 higher compared to September, and about 72,000 higher than October 2009.

October Key Facts and Brand Results:

•	Calendar-year-to-date total sales for GM’s four brands are up 22 percent

•	Calendar-year-to-date retail sales for GM’s four brands are up 15 percent

•	Year-to-date through October, GM’s four brands have sold 85,737 more units than were sold with eight brands through October 2009.

•

Chevrolet: Chevrolet delivered 124,294 total vehicles in October, a 7 percent increase year-over-year. Year-to-date total Chevrolet sales are up 17 percent. Retail sales for Chevrolet rose 7 percent on the strength of Silverado and Equinox retail sales, which were up 3 and 54 percent respectively, and on rising Cruze deliveries (read more).

•

Buick: Buick, the fastest growing major automotive brand in the United States, reported 12,569 total sales, a 39 percent increase compared to a year ago. This includes a 36 percent rise in year-over-year retail sales – the 13th consecutive month of year-over-year sales gains for the brand. Total Buick sales are up 55 percent for the calendar year to date (read more).

•

GMC: GMC reported total sales of 33,136, a 30 percent increase, compared to the same month last year. This marks the 13th consecutive month of year-over-year sales increases, spurred by the best month of the year for the Sierra and retail demand for its crossover SUVs Terrain and Acadia, which rose 75 and 65 percent compared to last year, respectively. For the year, GMC total sales are up 28 percent (read more).

•

Cadillac: Total sales of 13,393 for October were 15 percent higher than last October, with retail sales increasing 41 percent. SRX retail sales were up 56 percent, compared to a year ago, and CTS retail sales increased 70 percent. The all-new 2011 CTS Coupe had another great month, up 28 percent, compared to September. With total sales up 40 percent for the year, the brand remains the fastest growing luxury auto brand in the industry (read more).

•	Fleet sales for GM’s four brands were 43,816 for the month.

About General Motors: General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 208,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 31 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, FAW, GMC, Daewoo, Holden, Jiefang, Opel, Vauxhall and Wuling. GM’s largest national market is China, followed by the United States, Brazil, Germany, the United Kingdom, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

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CONTACT:

Tom Henderson

tom.e.henderson@gm.com

313-667-2702

For release: Nov. 3, 10:45 AM EDT

Chevrolet Total Sales Up 17 percent in 2010

DETROIT – Chevrolet has recorded a total of 1.3 million sales in 2010, a 17 percent increase over the first 10 months of 2009. For October, total sales climbed 7 percent over the same month a year ago, driven by increased demand for Silverado, Equinox, and the all-new Chevrolet Cruze compact sedan.

“In 2010, Chevrolet has experienced sustained consumer demand across our portfolio of cars, trucks, and utilities,” said Alan Batey, vice president, Chevrolet Sales and Service. “We are particularly encouraged by the results of the Silverado, Equinox and Cruze, which are poised to strengthen Chevrolet’s presence in three of the most significant segments of the industry.”

Combined, the full-size-truck, compact-car and compact-crossover segments account for more than a third of all vehicle sales in the United States, he said.

Total Silverado sales climbed 8 percent in October, as individuals and businesses continue to invest in new trucks. Demand has been particularly strong for the new Silverado HD 3500. Introduced this summer, the most-capable truck in the Silverado lineup can tow up to 21,700 pounds, or carry 6,635 pounds of payload.

Total Equinox sales increased 62 percent in October, as additional vehicles began to reach dealer lots. Since the Equinox launched in 2009, it has been one of the fastest-selling vehicles on the market. In the U.S., the Equinox averaged just 11 “days to turn”, compared to 29 days for other compact SUVs and 49 days for the industry average.

To meet demand, Chevrolet has increased Equinox production three times. The latest increase, which took effect in September, ships Equinox bodies from the CAMI body shop in Ingersoll, Canada, to the Oshawa Assembly Plant for paint and final assembly. Annually, this program adds capacity to build 60,000 to 80,000 more Equinox and GMC Terrain (also assembled at CAMI) crossovers for the Canadian and U.S. markets.

The all-new Chevrolet Cruze compact recorded 5,048 total sales in October as production continues to increase at the Lordstown Assembly complex in Ohio. With more than 216,000 sold worldwide in 2010, the Cruze is already Chevrolet’s top-selling car, and second only to the Silverado pickup for all Chevrolet vehicles.

In the United States, Cruze starts at $16,995, including destination, offering compact car buyers class-leading standard safety features, including 10 air bags, StabiliTrak electronic stability control with rollover sensing, traction control, anti-lock brakes, collapsible pedal system and power rear-door child safety locks. Cruze also offers more convenience features as standard equipment, including air conditioning, power windows, power door locks with remote keyless entry, driver information center, and XM Radio with a three-month trial subscription.

Of the Cruze value, About.com summarized: “Who should buy the Chevrolet Cruze? Buyers who want mid-size amenities at a compact-car price. Who should not buy the Chevrolet Cruze? People who prefer to pay more money and get less car.”

# # #

About Chevrolet

Chevrolet is a global automotive brand, with annual sales of about 3.5 million vehicles in more than 130 countries. Chevrolet provides consumers with fuel-efficient, safe and reliable vehicles that deliver high quality, expressive design, spirited performance and value. In the U.S., the Chevrolet portfolio includes: iconic performance cars, such as Corvette and Camaro; dependable, long lasting pickups and SUVs, such as Silverado and Suburban; and award-winning passenger cars and crossovers, such as Malibu, Equinox and Traverse. Chevrolet also offers “gas-friendly” solutions, such as the upcoming 2011 Chevrolet Cruze Eco model that is expected to deliver up to an estimated 40 mpg highway, and 2011 Chevrolet Volt that will offer 25-50 miles of electric driving and an additional 310 miles of extended range with the onboard generator (based on GM testing). Most new Chevrolet models offer OnStar safety, security, and convenience technologies including OnStar Hands-Free Calling, Automatic Crash Response, and Stolen Vehicle Slowdown. More information regarding Chevrolet models, fuel solutions, and OnStar availability can be found at www.chevrolet.com.

CONTACT:

Pat Morrissey

313-407-4548

patrick.e.morrissey@gm.com

Buick Continues to Attract New Customers in October

LaCrosse, Enclave and Regal Driving Showroom Traffic

DETROIT – Buick, the fastest-growing major automotive brand in the United States, posted its 13th consecutive month of year-over-year retail sales gains in October, with a 36 percent increase. The brand’s retail sales have grown 50 percent to date in 2010, driven by customer demand for LaCrosse, Enclave and the new Regal. Total Buick sales are up 39 percent compared to the same period a year ago and 55 percent year to date.

“Buick’s sales momentum is fueled by continuing strong interest in LaCrosse, Enclave and the all-new Regal,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service. “These models are attracting new customers to Buick, with nearly 42 percent sales coming out of a non-GM make.”

LaCrosse October retail sales were up 41 percent year over year and 158 percent for the calendar year to date. Total sales for LaCrosse were up 37 percent year over year and 162 percent year to date.

Enclave also saw an increase in retail sales, up 52 percent versus October 2009 and up 25 percent year to date for its second-best month of the year. Likewise, total sales for the luxury crossover were up 53 percent for the month and 30 percent so far this year.

Regal also is a big draw in Buick showrooms, with interest fueled in part by accolades from the automotive press. Regal is a semifinalist for the 2011 North American International Car of the Year awards, as voted by a jury of 50 automotive journalists from the United States and Canada.

Beginning on Nov. 4, owners of the new Regal and other 2011 Buick models can access their vehicle information and OnStar services from their smart phones. The myBuick and OnStar MyLink applications, available as free downloads, will provide drivers with unprecedented connectivity to their vehicles from their Android or Apple iPhone device.

Buick is attracting attention to its new, modern line-up through strategic partnerships with Food & Wine and Travel + Leisure magazines, hosting a “cultural discovery” tour that engages consumers through premium lifestyle events. The 10-city tour introduces Buick to a group of select consumers, through test drives of the new 2011 Buick Regal. Attendees have the chance to learn culinary secrets from two of the top chefs in the United States, Bravo-TV Top Chef Masters Season Two winner Marcus Samuelsson and Food & Wine’s 2008 Best New Chef Michael Psilakis.

About Buick

Buick is a modern luxury brand offering vehicles with sculpted designs, luxurious interiors with thoughtful personal technologies, along with responsive-yet-efficient performance. Buick is attracting new customers with its portfolio of award-winning models, including the Enclave crossover, LaCrosse sedan and Regal sport sedan. The new Buick Verano compact sedan and a small crossover will join the portfolio in the next few years. Buick’s sales continue to increase in North America, and it remains a best-selling brand in China, with continuing record growth. Learn more about Buick cars and crossovers at www.buick.com, on Twitter @buick or at www.facebook.com/buick.

# # #

Contact:

Dayna Hart

313-300-9660

dayna.hart@gm.com

For release: Nov. 3, 10:45 AM EDT

CADILLAC RETAIL SALES CLIMB 41 PERCENT IN OCTOBER, FUELED BY CONSUMER DEMAND FOR CTS AND SRX

For 2010, total Cadillac sales are up 40 percent and retail sales are up 36 percent

DETROIT – Total Cadillac sales increased 15 percent in October over the same month a year ago, marking nine consecutive months of sales increases. Retail sales in October increased 41 percent, with CTS and SRX posting retail increases of 70 percent and 56 percent, respectively.

“Clearly, our award-winning products and customer satisfaction are attracting new customers to Cadillac,” said Kurt McNeil, vice president of Cadillac Sales and Service. “The CTS and SRX have helped Cadillac gain more than 2 percentage points of share in the luxury market in 2010, while customer services such as the Cadillac Premium Care Maintenance program have helped make Cadillac the top-ranked brand for total satisfaction in Auto Pacific surveys.”

In October, sales of the CTS line climbed 45 percent and retail sales increased 70 percent – the sixth consecutive month of retail sales increases. Much of that increase can be attributed to the introduction of the CTS Sport Coupe – which now accounts for 29 percent of all CTS sales.

The CTS Sport Coupe was recently named one of the Top 10 Cars for 2011 by Popular Mechanics while the CTS-V Sport Coupe was named the “Domestic Car of the Year” by Esquire.

Of the design of the Sport Coupe, Popular Mechanics wrote: “The Coupe’s profile is perhaps its best angle – with a swept windshield, blacked-out B-pillars and nearly horizontal rear glass that breathes new life into what is usually a banal perspective. Note the lack of exposed door handles, the center-mounted exhaust and the upright taillights that hark back to Cadillac’s tail fins from 1948. Now drool.”

After driving the CTS-V Sport Coupe, Esquire wrote: “The near-silent supercharged V-8 under the hood is a kissing cousin to the monster in Chevrolet’s Corvette ZR1, and it sends the CTS-V storming down the road in a seamless, snarling charge. You are reminded of Packards and Duesenbergs, of streamlined locomotives and Pullman cars…. In other words, everything American luxury – and a Cadillac – should be.”

In October, total sales of the SRX crossover climbed 27 percent and retail sales increased 56 percent. The SRX continues to be the fastest-growing luxury nameplate in 2010, with retail sales up 283 percent calendar year to date. SRX continues to attract new customers to the brand, with half of all buyers trading in a competitive make for their new SRX.

For 2010 calendar year to date, total Cadillac sales have increased 40 percent, while retail sales are up 36 percent.

A survey by AutoPacific of 2010 new vehicle buyers rated Cadillac No. 1 in total satisfaction. Some of the reasons:

•	Five-year, 100,000-mile Powertrain warranty along with standard 24/7 Roadside Assistance and Courtesy Transportation.

•	Four-year, 50,000-mile vehicle bumper-to-bumper warranty coverage.

•	Standard one-year OnStar Directions and Connections plan, which includes Automatic Crash Response, Turn-by-Turn Navigation, Vehicle Diagnostics and Stolen Vehicle Assistance.

•	Standard XM Radio with a three-month trial.

Buyers of 2011 model year Cadillac vehicles also receive the Cadillac Premium Care Maintenance program, which provides owners with frequently required maintenance services for the first four years or 50,000 miles.

# # #

About Cadillac

Cadillac has been a leading luxury auto brand since 1902. In recent years, Cadillac has engineered a historic renaissance led by artful engineering and advanced technology. More information on Cadillac can be found at media.cadillac.com.

Nick Twork

Cadillac Communications

+1.586.565.1001

nicholas.twork@cadillac.com

Brian Corbett

Cadillac Communications

+1.586.612.6569

brian.corbett@cadillac.com

GMC Builds Best Sales Month of the Year in October

Sierra, Terrain, Acadia and Yukon XL Spur Success

DETROIT – GMC cranked out its best sales month of the year in October, ratcheting up a 16 percent increase in retail sales and 30 percent in total sales compared to the same month last year. The brand’s year-to-date retail sales climbed 29 percent and total sales rose 28 percent.

October was the 13th straight month of sales increases for GMC, driven by customer demand for its Sierra pickup truck, Terrain crossover and Yukon XL sport utility vehicle, all of which had their best month of the year. The Acadia crossover also contributed to GMC’s October sales success.

“Terrain and Acadia continue to attract new customers to GMC, with more than half of their buyers coming from non-General Motors brands,” said Brian Sweeney, U.S. vice president for Buick GMC Sales and Service. “With more than a year of steady sales increases, we’re confident that GMC is on the right track for long-haul growth.”

With its bold design and segment-leading fuel economy bringing new customers into GMC showrooms, Terrain had its best retail month ever, racking up a 75 percent retail sales increase compared to the same month last year. Its total sales were up 82 percent for the month. Small SUV and crossover buyers are taking to the Terrain quicker than competitive models, with the model averaging just 16 days on dealer lots compared with a 32-day average among competitors.

Acadia – which motorists recently named the Best Cargo Hauler from a Popular Brand (2010 Motorist Choice Awards) – delivered a retail sales increase of 65 percent in October compared to the same month last year and 25 percent for the calendar year to date. Total sales increases followed suit. Acadia also is hitting the streets quicker than other midsize crossovers, moving off dealers’ lots in only 26 days, compared to the segment average of 38 days.

Consumer interest in Acadia is fueled in part by the new 2011 GMC Acadia Denali, which began arriving at dealerships in October. The Acadia Denali distinguishes itself from other crossovers with its unique Denali cues, including a chrome honeycomb grille, monochromatic exterior and 20-inch two-tone chrome-clad wheels.

Beginning in early November, owners of the new Acadia Denali and other 2011 GMC models can access their vehicle information and OnStar services from their smart phones. The myGMC and OnStar MyLink applications, available as free downloads, provide drivers with unprecedented connectivity to their vehicles from their Android or Apple iPhone device.

Sierra retail sales were up 7 percent during October Truck Month compared to the same period last year and 14 percent year to date. Total Sierra sales were up 9 percent year over year and 13 percent year to date. Sales were spurred by the recent arrival of the new 2011 Sierra Denali HD, the first offering of the exclusive Denali line on a heavy-duty GMC pickup. The Sierra Denali HD leads a comprehensively redesigned lineup of 2011 Sierra 2500HD and 3500HD trucks that went on sale in early summer – including the most powerful diesel engine in the segment.

Both Sierra and Yukon XL – the latter of which delivered a 62 percent increase in year-over-year total sales in October – recently ranked within the top three in their respective market segments in the 2010 J.D. Power and Associates Initial Quality Study (IQS).

About GMC

GMC has built trucks since 1902, and is one of the industry’s healthiest brands. Today GMC is evolving to offer more fuel-efficient trucks and crossovers, including the Terrain small SUV and Acadia crossover. The new GMC Sierra Heavy Duty pickups are the most capable and powerful trucks in the market. Innovation and engineering excellence are woven into all GMCs, including the Yukon and Yukon XL and full line of Sierra pickups. Today GMC is the only manufacturer offering three full-size hybrid trucks. Details on all GMC models are available at www.gmc.com, on Twitter at @thisisgmc or at www.facebook.com/gmc.

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Contact:

Kelly Wysocki

313378-6640

kelly.wysocki@gm.com

GM U.S. Deliveries for October 2010 – Divisional Brand Level

*S/D Curr: 27	October				(Calendar Year-to-Date) January - October
*S/D Prev: 28	2010	2009	% Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Vehicle Total	183,759	177,603	3.5	7.3	1,822,303	1,724,554	5.7
Brand Total	183,392	162,514	12.8	17.0	1,810,291	1,482,310	22.1
Other Brand Total	367	15,089	-97.6	-97.5	12,012	242,244	-95.0

GM Vehicle Deliveries by Marketing Division

	2010	2009	%Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Buick Total	12,569	9,053	38.8	44.0	126,569	81,442	55.4
Cadillac Total	13,393	11,602	15.4	19.7	118,406	84,626	39.9
Chevrolet Total **	124,294	116,436	6.7	10.7	1,300,084	1,108,984	17.2
GMC Total **	33,136	25,423	30.3	35.2	265,232	207,258	28.0
Brand Total	183,392	162,514	12.8	17.0	1,810,291	1,482,310	22.1
HUMMER Total	242	307	-21.2	-18.3	3,749	8,500	-55.9
Pontiac Total	83	10,646	-99.2	-99.2	1,045	162,464	-99.4
Saab Total	0	513	***.*	***.*	608	7,441	-91.8
Saturn Total	42	3,623	-98.8	-98.8	6,610	63,839	-89.6
Other Brand Total	367	15,089	-97.6	-97.5	12,012	242,244	-95.0

GM Vehicle Total	183,759	177,603	3.5	7.3	1,822,303	1,724,554	5.7

*	Twenty-seven selling days for the October period this year and twenty-eight for last year.
**	Effective August 2007, GM includes GMC & Chevrolet dealer deliveries of commercial vehicles distributed by American Isuzu Motors, Inc.

GM U.S. Deliveries for October 2010 by Model

	October				(Calendar Year-to-Date) January - October
	2010	2009	% Chg Volume	% Chg per S/D	2010	2009	% Chg Volume
Selling Days (S/D)	27	28
Enclave	4,693	3,073	52.7	58.4	44,982	34,645	29.8
LaCrosse	4,432	3,228	37.3	42.4	51,968	19,837	162.0
Lucerne	1,810	2,752	-34.2	-31.8	22,331	26,914	-17.0
Rainier	0	0	***.*	***.*	0	4	***.*
Regal	1,634	0	***.*	***.*	7,288	0	***.*
Rendezvous	0	0	***.*	***.*	0	9	***.*
Terraza	0	0	***.*	***.*	0	33	***.*
Buick Total	12,569	9,053	38.8	44.0	126,569	81,442	55.4

CTS	4,242	2,921	45.2	50.6	36,758	31,932	15.1
DTS	1,731	1,896	-8.7	-5.3	15,718	14,021	12.1
Escalade	1,432	2,127	-32.7	-30.2	12,485	13,118	-4.8
Escalade ESV	951	599	58.8	64.6	6,649	5,206	27.7
Escalade EXT	243	178	36.5	41.6	1,619	2,015	-19.7
SRX	4,423	3,477	27.2	31.9	41,153	12,247	236.0
STS	364	355	2.5	6.3	3,837	5,398	-28.9
XLR	7	49	-85.7	-85.2	187	689	-72.9
Cadillac Total	13,393	11,602	15.4	19.7	118,406	84,626	39.9

Avalanche	1,922	1,461	31.6	36.4	16,950	12,939	31.0
Aveo	6,038	1,459	313.8	329.2	41,324	32,945	25.4
Camaro	5,013	8,082	-38.0	-35.7	71,521	47,233	51.4
Chevy C/T Series	1	0	***.*	***.*	9	36	-75.0
Chevy W Series	24	34	-29.4	-26.8	258	607	-57.5
Cobalt	1,971	5,055	-61.0	-59.6	95,809	90,940	5.4
Colorado	2,231	1,732	28.8	33.6	20,657	29,298	-29.5
Corvette	1,011	1,154	-12.4	-9.1	10,809	11,949	-9.5
Cruze	5,048	0	***.*	***.*	5,564	0	***.*
Equinox	12,773	7,868	62.3	68.4	111,828	63,850	75.1
Express	5,044	4,155	21.4	25.9	48,519	45,651	6.3
HHR	4,802	6,681	-28.1	-25.5	67,253	62,682	7.3
Impala	12,389	12,721	-2.6	1.0	145,974	139,577	4.6
Kodiak 4/5 Series	29	466	-93.8	-93.5	1,183	3,662	-67.7
Kodiak 6/7/8 Series	26	28	-7.1	-3.7	241	859	-71.9
Malibu	12,353	12,086	2.2	6.0	175,599	131,081	34.0
Monte Carlo	0	0	***.*	***.*	0	6	***.*
Silverado-C/K Pickup	34,283	31,754	8.0	12.0	301,998	261,142	15.6
Suburban (Chevy)	4,354	4,231	2.9	6.7	36,162	31,672	14.2
Tahoe	6,725	7,738	-13.1	-9.9	61,868	57,443	7.7
TrailBlazer	2	210	-99.0	-99.0	215	8,550	-97.5
Traverse	8,255	9,459	-12.7	-9.5	86,267	75,156	14.8
Uplander	0	62	***.*	***.*	76	1,706	-95.5
Chevrolet Total	124,294	116,436	6.7	10.7	1,300,084	1,108,984	17.2

Acadia	5,407	3,282	64.7	70.8	55,136	43,957	25.4
Canyon	913	454	101.1	108.5	6,568	9,029	-27.3
Envoy	1	167	-99.4	-99.4	81	4,676	-98.3
GMC C/T Series	2	45	-95.6	-95.4	54	419	-87.1
GMC W Series	32	92	-65.2	-63.9	357	1,486	-76.0
Savana	1,242	764	62.6	68.6	11,843	10,468	13.1
Sierra	12,983	11,894	9.2	13.2	103,218	91,327	13.0
Terrain	5,445	2,994	81.9	88.6	45,314	4,803	843.5
Topkick 4/5 Series	51	210	-75.7	-74.8	901	2,372	-62.0
Topkick 6/7/8 Series	51	96	-46.9	-44.9	418	1,578	-73.5
Yukon	3,704	3,388	9.3	13.4	22,573	23,820	-5.2
Yukon XL	3,305	2,037	62.2	68.3	18,769	13,323	40.9
GMC Total	33,136	25,423	30.3	35.2	265,232	207,258	28.0

Brand Total	183,392	162,514	12.8	17.0	1,810,291	1,482,310	22.1
HUMMER Total	242	307	-21.2	-18.3	3,749	8,500	-55.9
Pontiac Total	83	10,646	-99.2	-99.2	1,045	162,464	-99.4
Saab Total	0	513	***.*	***.*	608	7,441	-91.8
Saturn Total	42	3,623	-98.8	-98.8	6,610	63,839	-89.6
Other Brand Total	367	15,089	-97.6	-97.5	12,012	242,244	-95.0
GM Total	183,759	177,603	3.5	7.3	1,822,303	1,724,554	5.7